Exhibit 99.1
MICRON TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations and related notes present the historical statement of operations of Micron Technology, Inc. and its consolidated subsidiaries (hereinafter referred to as "we," "our," "us" and similar terms unless the context indicates otherwise) and Elpida Memory, Inc. ("Elpida") and its subsidiaries (the "Elpida Group"), including Elpida's subsidiary Akita Elpida Memory, Inc. ("Akita" and, together with Elpida, the "Elpida Companies"), after giving effect to our acquisition of the Elpida Group on July 31, 2013.

On July 31, 2013, we also completed the acquisition of a 24% ownership interest in Rexchip Electronics Corporation, now known as Micron Memory Taiwan Co., Ltd. ("MMT"), pursuant to a share purchase agreement. The Elpida Group already owned approximately 65% of MMT's outstanding common stock. Therefore, as a result of the consummation of our acquisition of the Elpida Group and the MMT shares, we own approximately 89% of MMT's outstanding common stock.

The acquisitions of the Elpida Group and MMT shares are hereinafter referred to as the "Elpida Acquisition." This unaudited pro forma condensed combined statement of operations gives effect to the Elpida Acquisition based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations is based on provisional valuations of assets and liabilities acquired and the consideration paid in the Elpida Acquisition. These provisional amounts could change as additional information becomes available. These changes could result in material variances between the combined entity's future financial results and the amounts presented in this unaudited pro forma condensed combined statement of operations, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma condensed combined statement of operations for the year ended August 29, 2013 is presented as if the effective date of the Elpida Acquisition had occurred on August 31, 2012. This information should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined statement of operations;

•	our audited historical consolidated financial statements as of and for the year ended August 29, 2013, included in our Annual Report on Form 10-K for the year ended August 29, 2013;

•	our unaudited historical consolidated financial statements as of and for the quarter ended November 28, 2013, included in our Quarterly Report on Form 10-Q for the quarter ended November 28, 2013; and

•
audited historical consolidated financial statements of the Elpida Group as of and for the years ended February 28, 2013 and March 31, 2012 filed as Exhibit 99.2 to our Current Report on Form 8-K/A filed on October 16, 2013.

We and the Elpida Group had different fiscal years. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended August 29, 2013 combines our audited historical results for the year ended August 29, 2013, which includes one month of results from the Elpida Group following the closing of the Elpida Acquisition, and the unaudited historical results of the Elpida Group for the eleven months ended May 31, 2013.

The unaudited pro forma condensed combined statement of operations is for illustrative purposes only and is not intended to represent or be indicative of our consolidated results of operations that we would have reported had the Elpida Acquisition been completed as of August 31, 2012, and should not be taken as a representation of our future consolidated results of operations. Pro forma adjustments are based upon available information and assumptions that we believe are reasonable as described in the notes to the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Elpida Acquisition, the costs to integrate the Elpida Group's operations with ours or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements, except to the extent that such cost savings, operating synergies, revenue enhancements or costs were included in the one month of results from the Elpida Group following the closing of the Elpida Acquisition that were included in our audited historical results for the year ended August 29, 2013.

MICRON TECHNOLOGY, INC.

UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended August 29, 2013
(in millions except per share amounts)

	Historical
	Year Ended August 29, 2013	Eleven Months Ended May 31, 2013	Pro Forma		Pro Forma
	Micron	Elpida Group	Adjustments		Combined
Net sales	$9,073	$3,438	$(17)	a	$12,494
Cost of goods sold	7,226	2,770	(612)	a,b,c	9,384
Gross margin	1,847	668	595		3,110

Selling, general and administrative	562	212	(59)	b,c,d	715
Research and development	931	302	(19)	b	1,214
Restructure and asset impairments	126	—	—		126
Other operating (income) expense, net	(8)	(2)	—		(10)
Operating income	236	156	673		1,065

Gain on acquisition of Elpida	1,484	—	—		1,484
Interest income	14	3	—		17
Interest expense	(231)	(24)	(81)	e	(336)
Reorganization items, net	—	1,674	—	f	1,674
Other non-operating income (expense), net	(218)	214	—		(4)
	1,285	2,023	592		3,900

Income tax (provision) benefit	(8)	(15)	—	g	(23)
Equity in net income (loss) of equity method investees	(83)	3	7	h	(73)
Net income	1,194	2,011	599		3,804

Net income attributable to noncontrolling interests	(4)	(17)	(33)	i	(54)
Net income attributable to parent entity	$1,190	$1,994	$566		$3,750

Earnings per share:
Basic	$1.16				$3.67
Diluted	1.13				3.55

Number of shares used in per share calculations:
Basic	1,021.7				1,021.7
Diluted	1,056.3				1,056.3

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(All tabular amounts in millions except per share amounts)

Acquisition of Elpida Memory, Inc.

On July 31, 2013, we completed the acquisition of Elpida, pursuant to the terms and conditions of an Agreement on Support for Reorganization Companies (as amended, the "Sponsor Agreement") that we entered into on July 2, 2012, with the trustees of Elpida and one of its subsidiaries, Akita, pursuant to and in connection with the Elpida Companies' corporate reorganization proceedings under the Corporate Reorganization Act of Japan. We paid $615 million for the acquisition of Elpida, substantially all of which was deposited into accounts that were legally restricted for payment to the secured and unsecured creditors of the Elpida Companies in October 2013, subject to reduction for certain items specified in the Sponsor Agreement and the Elpida Companies' plans of reorganization. Amounts held in the restricted accounts are presented as restricted cash. Of the $615 million paid at closing, $18 million was applied from amounts we had deposited into an escrow account in July 2012 as a condition to the execution of the Sponsor Agreement.

On July 31, 2013, we also completed the acquisition of a 24% ownership interest in MMT pursuant to a share purchase agreement. We paid $334 million in cash for the shares. The Elpida Group already owned approximately 65% of MMT's outstanding common stock. Therefore, as a result of the consummation of our acquisition of the Elpida Group and the MMT shares, we own approximately 89% of MMT's outstanding common stock.

Elpida's assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan; its approximate 65% ownership interest in MMT, whose assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan; and a 100% ownership interest in Akita, whose assets include an assembly and test facility located in Akita, Japan. Elpida's semiconductor memory products include mobile DRAM targeted toward mobile phones and tablets. We believe that combining the complementary product portfolios of Micron and Elpida strengthens our position in the memory market and enables us to provide customers with a wider portfolio of high-quality memory solutions. We also believe that our acquisition of Elpida strengthens our market position in the memory industry through increased research and development and manufacturing scale, improved access to core memory market segments, and additional wafer capacity to balance among our DRAM, NAND Flash and NOR Flash memory solutions.

Elpida Plans of Reorganization and Related Creditor Installment Payments

The Elpida Companies are currently subject to corporate reorganization proceedings under the Corporate Reorganization Act of Japan. Both of the Elpida Companies have adopted plans of reorganization which set forth the treatment of the Elpida Companies' pre-petition creditors and their claims, which plans were approved by the Elpida Companies' creditors and the Tokyo District Court in February 2013. The plans of reorganization provide for payments by the Elpida Companies to their secured and unsecured creditors in an aggregate amount of 200 billion yen (or the equivalent of approximately $2.05 billion as of August 29, 2013, based on an exchange rate of 97.64 yen per U.S. dollar), less certain expenses of the reorganization proceedings and certain other items (the "Elpida Creditor Installment Payments"). The plans of reorganization provide for the Elpida Companies' pre-petition creditors to be paid in seven installments. The initial installment payment of $534 million was paid in October 2013 from funds that had been held in a restricted cash account since the acquisition date. The remaining installment payments payable to the Elpida Companies' creditors are scheduled to be made by the Elpida Companies in six annual installments payable at the end of each calendar year beginning in 2014. Pursuant to the terms of the Sponsor Agreement, we entered into a series of agreements with the Elpida Companies, including supply agreements, research and development services agreements and general services agreements, which are intended to generate more stable operating cash flows to meet the requirements of the Elpida Companies' businesses, including the funding of the installment payments to the Elpida Companies' creditors. We anticipate that, once fully in effect, payments made under these agreements will generally cover all of Elpida and Akita's costs.

As a result of the Japan Proceedings, for so long as such proceedings are continuing, the Elpida Companies and their subsidiaries are subject to certain restrictions on dividends, loans and advances. The plans of reorganization of the Elpida Companies prohibit the Elpida Companies from paying dividends, including any cash dividends, to us and require that excess earnings be used in their businesses or to fund the Elpida Companies' installment payments. These prohibitions would also effectively prevent the subsidiaries of the Elpida Companies from paying cash dividends to us as any such dividends would have to be first paid to the Elpida Companies which are prohibited from repaying those amounts to us as dividends under the plans of reorganization. In addition, pursuant to an order of the Japan Court, the Elpida Companies cannot make loans or advances, other than certain ordinary course advances, to us without the consent of the Japan Court. Moreover, loans or advances by subsidiaries of the Elpida Companies may be considered outside of the ordinary course of business and subject to approval of the legal trustees and Japan Court. As a result, the assets of the Elpida Companies and their subsidiaries, while available to satisfy the Elpida Companies' installment payments and the other obligations, capital expenditures and other operating needs of the Elpida Companies and their subsidiaries, are not available for use by us in our other operations. Moreover, certain uses of the assets of the Elpida Companies, including investments in certain capital expenditures and in MMT, may require consent of Elpida's trustees and/or the Japan Court.

Under Elpida's plan of reorganization, secured creditors will recover 100% of the amount of their fixed claims and unsecured creditors will recover at least 17.4% of the amount of their fixed claims. The actual recovery of unsecured creditors will be higher, however, based on events and circumstances that occur following the plan approval. The remaining portion of the unsecured claims will be discharged, without payment, over the period that payments are made pursuant to the plans of reorganization. The plans of reorganization provide for the Elpida Companies' pre-petition creditors to be paid in seven installments. Elpida's secured creditors will be paid in full on or before the sixth installment payment date, while the unsecured creditors will be paid in seven installments. Akita's plan of reorganization provides that secured creditors will recover 100% of the amount of their claims, whereas unsecured creditors will recover at least 19% of the amount of their claims. The secured creditors of Akita will be paid in full on the first installment payment date, while the unsecured creditors will be paid in seven installments.

The remaining amounts of the Elpida Creditor Installment Payments are subject to adjustment for certain expenses of the reorganization proceedings and certain other items. Additionally, settlements of certain pre-petition intercompany obligations between Elpida, Akita and MMT are included in the amounts scheduled to be deposited into the restricted cash account, but are eliminated in consolidation and therefore are excluded from our consolidated obligation to the secured and unsecured creditors of the Elpida Group. Also, a portion of each installment amount payable to the creditors of the Elpida Companies will continue to be restricted by the trustees of the Elpida Companies in the event that any outstanding claims, which were not treated as fixed claims under the plans of reorganization at the time the plans were filed with the Japan Court, become fixed claims. These fixed claims will be paid under the plans of reorganization in the same manner as the fixed claims of other creditors. To the extent the aggregate amounts reserved from the installment payments exceed the aggregate amounts payable with respect to these unfixed claims once they become fixed, the excess amounts reserved will be distributed to unsecured creditors with respect to their fixed claims, resulting in an increased recovery for the unsecured creditors. To the extent the aggregate amounts reserved are less than the aggregate amounts payable with respect to these unfixed claims once they become fixed, the Elpida Companies would be responsible to fund any shortfall to ensure that the creditors receive the minimum recovery to which they are entitled under the plans of reorganization with respect to these claims. As a result, there is a possibility that the total amount payable by the Elpida Companies to their creditors under the plans of reorganization will exceed 200 billion yen. In addition, certain of these unfixed claims may be resolved pursuant to settlement arrangements or other post-petition agreements and a substantial portion of the amounts payable under such agreements may have to be funded by the Elpida Companies outside of the plans of reorganization.

The Elpida Creditor Installment Payments were recognized at the acquisition date fair value, which reflects the present value of the Elpida Creditor Installment Payments, discounted using a rate based on indices of leveraged loan markets, adjusted for security-specific risks of the installment payments. The discount is being accreted to interest expense over the remaining term of the Elpida Creditor Installment Payments at an effective interest rate of 6.25%.

The following table presents the amounts scheduled under the Sponsor Agreement to be restricted for settlement of the Elpida Creditor Installment Payments, the estimated amounts payable to the secured and unsecured creditors of the Elpida Companies (stated in Japanese yen and U.S. dollars) and the amount of unamortized discount:

As of August 29, 2013	Scheduled Deposits of Restricted Cash	Estimated Payments to Elpida Creditors
July 31, 2013	¥60,000	¥—	$—
2014	—	52,270	532
2015	20,000	20,267	206
2016	20,000	20,135	205
2017	20,000	20,003	204
2018	20,000	19,871	202
2019	30,000	28,508	290
2020	30,000	32,242	330
	¥200,000	¥193,296	$1,969
Less unamortized discount			(325)
Elpida Creditor Installment Payments			$1,644

Basis of Pro Forma Presentation

The Elpida Group's historical financial statements are presented in accordance with Financial Accounting Standards Board Accounting Standard Codification ("ASC") 852, Reorganizations, which requires financial statements to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The pro forma condensed combined statement of operations is presented consistent with our historical financial statements.

Acquisition Accounting

We account for business combinations pursuant to ASC 805, Business Combinations. In accordance with ASC 805, we recognized identifiable assets acquired and liabilities assumed at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Under ASC 805, our accounting for the Elpida Acquisition included our purchase of approximately 24% of the shares of MMT because (1) the two transactions were entered into and closed contemporaneously and (2) the MMT share purchase was negotiated in contemplation of the Elpida acquisition and its completion was contingent on the closing of the Elpida acquisition.

Accounting Periods Presented

We and the Elpida Group had different fiscal years. All period references are to fiscal periods unless otherwise indicated. The Elpida Group's historical fiscal year ended on February 28, 2013. For purposes of this unaudited pro forma condensed combined statement of operations, the Elpida Group's historical results have been aligned to more closely conform to our year which is the 52 or 53-week period ending on the Thursday closest to August 31. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended August 29, 2013 combines our audited historical results for the year ended August 29, 2013, which includes one month of results from the Elpida Group following the closing of the Elpida Acquisition, and the unaudited historical results of the Elpida Group for the eleven months ended May 31, 2013. The unaudited pro forma condensed combined statement of operations is presented as if the Elpida Acquisition had occurred on August 31, 2012.

Currency Translation

All consideration paid for the Elpida Acquisition for the purposes of these pro forma financial statements was translated to U.S. dollars using exchange rates of 98.03 yen per U.S. dollar or 29.96 New Taiwan dollars per U.S. dollar, the rates as of the July 31, 2013 acquisition date.

For the unaudited pro forma condensed combined statement of operations for the year ended August 29, 2013, historical amounts for the Elpida Group were translated from yen to U.S. dollars at the average quarterly exchange rates for the period ranging from 79.29 to 99.41.

Reclassifications

The Elpida Group included its research and development activities on its statement of operations within selling, general and administrative expense. As a result, $302 million of expenses were reclassified to research and development expense to conform with our presentation for the year ended August 29, 2013.

Elpida Acquisition Consideration and Valuation

The cash consideration paid for the Elpida Acquisition was $949 million which included $615 million for the acquisition of Elpida and $334 million for the acquisition of the MMT shares.

We estimated the provisional fair value of the assets and liabilities of the Elpida Group as of the July 31, 2013 acquisition date using an in-use model, which reflects its value through its use in combination with other assets as a group. These provisional amounts could change as additional information becomes available. These changes could result in material variances between the combined entity's future financial results and the amounts presented in these unaudited pro forma condensed combined statement of operations, including variances in fair values recorded, as well as expenses associated with these items.

The consideration and provisional valuation of assets acquired and liabilities assumed are as follows:

Assets acquired and liabilities assumed:
Cash and equivalents	$999
Receivables	697
Inventories	962
Restricted cash	557
Other current assets	142
Property, plant and equipment	935
Equity method investment	40
Intangible assets	10
Deferred tax assets	811
Other noncurrent assets	66

Accounts payable and accrued expenses	(387)
Equipment purchase contracts	(22)
Current portion of long-term debt	(673)
Long-term debt	(1,461)
Other noncurrent liabilities	(75)

Total net assets acquired	2,601

Noncontrolling interests in subsidiaries	168

Consideration	949

Gain on acquisition	$1,484

Because the fair value of the net assets acquired less noncontrolling interests exceeded the purchase price, we recognized a gain on the acquisition of $1,484 million.  The yen denominated purchase price was fixed on July 2, 2012 when we entered into the Sponsor Agreement. We believe the fair value exceeded the purchase price because of changes in market conditions in the DRAM industry and changes in U.S. dollar to yen exchange rates between July 2, 2012 and July 31, 2013, when we completed the acquisition. These conditions resulted in significant increases in U.S. dollar equivalent net assets of the Elpida Group.

The fair value of the noncontrolling interest in the table above primarily relates to MMT and was derived based on the purchase price we paid for the 24% ownership interest.

Accounting for acquisitions requires us to estimate the fair value of consideration paid and the individual assets and liabilities acquired, which involves a number of judgments, assumptions and estimates that could materially affect the amount and timing of costs recognized.  Accounting for acquisitions can also involve significant judgment to determine when control of the acquired entity is transferred. Changes in assumptions, estimates and judgments could significantly impact the asset and liabilities recorded as well as the gain recognized in the acquisition. We typically obtain independent third party valuation studies to assist in determining fair values, including assistance in determining future cash flows, appropriate discount rates and comparable market values. The items involving the most significant assumptions, estimates and judgments included determining the fair value of the following:

•	Property, plant and equipment, including determination of values using an in-use model;

•	Deferred tax assets, including projections of future taxable income and tax rates;

•	Inventory, including estimated future selling prices, timing of product sales and completion costs for work in process; and

•	Debt, including discount rate and timing of payments.

To mitigate the risk from the effect of changes in foreign currency exchange rates on the proposed Elpida Acquisition, we entered into a series of currency exchange contracts to hedge our exposure to yen and New Taiwan Dollar payments (the "Elpida Hedges"). These currency exchange contracts were not designated for hedge accounting and were remeasured at fair value each period with gains and losses recognized in other operating (income) expense. As a result of mark-to-market adjustments for the Elpida Hedges, we recorded losses to other non-operating expense of $228 million in 2013. No adjustments were made in these unaudited pro forma condensed combined financial statement for the acquisition related currency exchange hedges.

Pro Forma Financial Statement Adjustments

The following pro forma adjustments are included in our unaudited pro forma condensed combined statement of operations:

a.	Adjustment eliminates sales and cost of goods sold from the Elpida Group to us of $17 million for the eleven months ended May 31, 2013.

b.
As a result of purchase accounting adjustments to property, plant and equipment values and reassessment of useful lives assigned, adjustments to the Elpida Group's historical depreciation expense were as follows:

Eleven Months Ended May 31, 2013
Depreciation expense included in cost of goods sold	$(596)
Depreciation expense included in selling, general and administrative	(7)
Depreciation expense included in research and development	(19)
$(622)

c.
As a result of purchase accounting adjustments to intangible assets for the difference between the historical amount and the provisional fair value of the Elpida Group's intangible assets, adjustments to historical amortization expense were as follows:

Eleven Months Ended May 31, 2013
Amortization expense included in cost of goods sold	$1
Amortization expense included in selling, general and administrative	(2)
$(1)

d.	Adjustment eliminates direct external acquisition expenses of $50 million for year ended August 29, 2013.

e.	Adjustment for the difference between historical interest expense reported by the Elpida Group and the interest expense as a result of purchase accounting adjustments.

f.
The historical results of operations of the Elpida Group for the eleven months ended May 31, 2013 included a gain of $1,692 million for the forgiveness of debt related to liabilities subject to compromise upon approval of the bankruptcy by the creditors and Tokyo District Court, net of reorganization expenses. No adjustment was made to the unaudited pro forma condensed combined statement of operations for this item consistent with the requirements for preparation of pro forma financial statements.

g.
No adjustment was made to the unaudited pro forma condensed combined statement of operations for income tax (provision) benefit consistent with the requirements for preparation of pro forma financial statements.

h.
The difference between our cost of the equity method investment in Tera Probe and our proportionate share of Tera Probe's equity ("Basis Difference") is recognized in earnings over a weighted-average period of 7 years. The adjustment to the unaudited pro forma condensed combined statement of operations includes the difference between the Basis Difference recognized by us and that which was recognized by the Elpida Group for the period presented.

i.
Net (income) loss attributable to noncontrolling interests was adjusted by $33 million for the acquisition of approximately 24% of MMT's outstanding common stock and the impact to the remaining 11% noncontrolling interest in MMT for changes in the provisional fair value of MMT's assets and liabilities.

Pro Forma Earnings Per Share

Year Ended August 29, 2013
Net income attributable to Micron shareholders, basic and diluted, as reported	$1,190
Net income attributable to the Elpida Group and other pro forma adjustments	2,560
Net income attributable to parent entity shareholders, basic and diluted, as combined	$3,750

Weighted-average common shares outstanding – Basic	1,021.7
Net effect of dilutive equity awards and convertible notes	34.6
Weighted-average common shares outstanding – Diluted	1,056.3

Pro forma earnings per share:
Basic	$3.67
Diluted	3.55